EXHIBIT 99.1

PRESS RELEASE	CONTACT:	Brian Shannon
713.849.9911
bshannon@flotekind.com

Flotek Industries, Inc. Announces 50.3% Growth in Revenue in Second Quarter 2008

HOUSTON, August 6, 2008 - Flotek Industries, Inc. (NYSE: FTK), a technology driven growth company serving the oil, gas, and mining industries, today reported results for the second quarter of 2008.

2Q 2008 Highlights vs. 2Q 2007 Highlights

•	50.3% growth in Revenue

•	40.8% increase in Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)

•	32.7% growth in Income from Operations

•	4.8% increase in Net Income

•	4.0% increase in Diluted Earnings per Share to $0.26

Jerry D. Dumas, Sr., Chairman of the Board, CEO and President, stated, “We are extremely pleased with the second quarter performance of our Company. The marketing initiatives we have directed to the ultimate beneficiaries of our proprietary chemicals, while working in coordination with our pressure pumping customers, is resonating positively as evidenced by the sales performance of our Chemical and Logistics segment. Downhole Tool profitability is progressing as planned due to market penetration and the benefit of our strategy to move into more technological (smart iron equipment) product offerings. Management is focused on establishing greater control of SG&A costs to minimize the impact of these expenses on earnings but insure sufficient infrastructure to support the expected continued growth of Flotek.”

Total revenue for the second quarter of 2008 was $56.8 million, an increase of 50.3%, compared to $37.8 million for the second quarter of 2007. Revenue increased in all three segments due to increased drilling activity, growth in rentals and services associated with the expansion of our mud motor fleet, contributions for a full quarter from Teledrift, price increases in the Chemical and Logistics segments, and the increased acceptance of our products including our proprietary suite of specialty chemical products. Revenues from recent acquisitions accounted for approximately $10.1 million of the increase.

Income from operations for the second quarter of 2008 totaled $11.0 million, an increase of 32.7%, compared to $8.3 million for the second quarter of 2007. Income from operations as a percentage of revenue decreased from 22.0% for the second quarter of 2007 to 19.4% for the second quarter of 2008. Gross margins increased to 46.6% in second quarter 2008 from 44.5% in second quarter 2007. Selling, general and administrative (“SG&A”) costs and depreciation and amortization increased as a percentage of revenue during the second quarter of 2008. SG&A increased 71.6% from $6.8 million in second quarter 2007 to $11.6 million during the second quarter of 2008. This was primarily due to increased indirect personnel costs in our Chemicals and Logistics, Drilling Products and Corporate segment, increased professional fees, and costs associated with our increased international efforts. Depreciation and amortization was up 112.1 % from $1.6 million in second quarter of 2007 to $3.4 million in the second quarter of 2008. This increase was attributable to higher depreciation associated with acquired assets and increased capital expenditures. In addition, amortization expense increased due to the amortization of intangible assets acquired in 2007 and 2008.

Interest expense increased to $2.9 million in the second quarter of 2008 from $0.9 million in 2007. This increase is primarily attributable to higher debt levels incurred to finance acquisitions made in the last half of 2007 and Teledrift in the first quarter of 2008.

Flotek achieved a 4.8% increase in net income of $5.1 million, or $0.26 per fully diluted share for the second quarter 2008 compared to $4.9 million or $0.25 per fully diluted share for the same period in 2007.

EBITDA increased 40.8% from $10.2 million in second quarter of 2007 to $14.3 million in the second quarter of 2008.

We report our results under three segments:

•

The Chemicals and Logistics segment develops, manufactures and markets specialty chemicals used in oil and gas well stimulation, acidizing, drilling, and production treatment. The segment provides bulk blending and transload services for products used in well cementing.

•	The Drilling Products segment rents, inspects, manufactures and markets downhole drilling equipment for the energy, mining, water well and industrial drilling sectors.

•

The Artificial Lift segment manufactures and markets artificial lift equipment which includes the Petrovalve line of beam pump components, electric submersible pumps, gas separators, valves and services to support coal bed methane production.

Chemicals and Logistics Segment

Chemicals and Logistics revenue for second quarter 2008 was $28.5 million, an increase of 34.4%, compared to $21.1 million for the same period in 2007. The growth in revenue is primarily the result of an increase in sales volume of our proprietary suite of products, particularly our biodegradable chemicals (Microemulsions). Sales of these products grew 42.9% from $14.2 million in the second quarter 2007 to $20.3 million in the second quarter 2008.

Microemulsion sales grew as a percentage of total Chemicals and Logistics revenue from 67.1% to 71.3% in the second quarter of 2008. Sooner, our production chemicals business, accounted for approximately $1.6 million of the increase in revenue.

Income from operations was $10.8 million for the second quarter 2008, an increase of 26.3%, compared to $8.6 million for the same period in 2007. Income from operations as a percentage of revenue decreased to 38.1% compared to 40.5% in the second quarter of 2007 due to higher direct costs and indirect costs associated with the Sooner operations and our logistics business, and the expansion of R&D in the quarter.

Drilling Products Segment

Drilling Products revenue for second quarter 2008 was $24.3 million, an increase of 77.8%, compared to $13.7 million for the second quarter in 2007. Acquisitions accounted for approximately $8.6 million of this increase. Growth in rentals and services associated with the expansion of our mud motor fleet also contributed significantly to the increase.

Income from operations was $4.7 million for the second quarter 2008 or 192.2% higher than the $1.6 million for the same period in 2007. Income from operations as a percentage of revenue increased to 19.2% of revenue in the second quarter 2008 compared to 11.7% for the same quarter 2007. This increase can be attributed to the contributions from the Teledrift and CAVO acquisitions plus expansion of our rental tool operations

Artificial Lift Segment

Artificial Lift revenue increased $1.1 million for the second quarter of 2008 to $4.1 million as compared to $3.0 million in the second quarter of 2007 primarily due to increased drilling activity in the Powder River basin in Wyoming.

Income from operations increased $0.2 million, or 108.1% for the second quarter 2008 compared to the same period in 2007 due to increased volumes. Income from operations as a percentage of revenue increased to 8.2% in second quarter 2008 from 5.4% in second quarter 2007.

Corporate and Other

General and administrative expenses were $4.8 million for the second quarter of 2008 compared to $2.0 million for the second quarter 2007. Personnel costs during the second quarter of 2008 included $0.7 million of stock-based compensation expense versus $0.3 million expense during the same period in 2007.

Other Income (Expense)

Interest expense was $2.9 million for second quarter 2008 compared to $0.9 million in Q2 2007. The increase was a result of higher debt levels incurred to finance the acquisitions made in the last half of 2007 and Teledrift in the first quarter 2008.

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenue
Product	$36,544	$28,436	$67,516	$54,391
Rental	15,105	6,017	26,395	11,820
Service	5,160	3,349	9,369	6,670

	56,809	37,802	103,280	72,881

Cost of revenue
Cost of product	21,606	16,307	40,515	32,232
Cost of rental	5,980	2,718	10,766	5,059
Cost of service	2,733	1,951	5,144	3,717

	30,319	20,976	56,425	41,008

Gross profit	26,490	16,826	46,855	31,873

Expenses:
Selling, general and administrative	11,647	6,788	21,915	13,765
Depreciation and amortization	3,355	1,582	5,895	2,905
Research and development	451	138	837	308

Total expenses	15,453	8,508	28,647	16,978

Income from operations	11,037	8,318	18,208	14,895

Other income (expense):
Interest expense	(2,850)	(899)	(4,496)	(1,710)
Investment income and other	1	321	(14)	384

Total other income (expense)	(2,849)	(578)	(4,510)	(1,326)

Income before income taxes	8,188	7,740	13,698	13,569
Provision for income taxes	(3,101)	(2,884)	(5,195)	(5,010)

Net income	$5,087	$4,856	$8,503	$8,559

Basic and diluted earnings per common share:
Basic earnings per common share	$0.26	$0.27	$0.44	$0.48
Diluted earnings per common share	$0.26	$0.25	$0.43	$0.45
Weighted average common shares used in computing basic earnings per common share	19,223	17,984	19,135	17,852
Incremental common shares from stock options, warrants and restricted stock	445	1,138	528	1,260

Weighted average common shares used in computing diluted earnings per common share	19,668	19,122	19,663	19,112

Significant Events and Technology Updates

•	Flotek received the first Microemulsion patent.

•	Major and independent customers increased their Microemulsion usage significantly for 2008.

•	$1.6 million of parts received for CAVO restoring the entire mud motor fleet and adding 25% growth of new motors in second quarter.

•	Prototyped, received and tested first shipment of Flotek shock subs and assembling the first 100.

•	Conducting two independent studies on Microemulsion to determine economic benefits.

Second Quarter Conference Call

Date & Time:	Wednesday, August 6, 2008 at 10:00 a.m. CDT/ 11:00 EDT.

Dial-In Number:	800-860-2442 (U.S. & Canada)
412-858-4600 (International)
Passcode: Flotek
Call will be broadcast live at www.flotekind.com

A replay of the call will be available through August 15, 2008 by calling 877-344-7529 with passcode 421214#.

Flotek manufactures and markets innovative specialty chemicals, downhole drilling and production equipment, and manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements:

The target ranges set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.'s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company's ability to obtain financing to consummate proposed acquisitions and to support its operations, environmental and other casualty risks, and the impact of government regulation. Further information about the risks and uncertainties that may impact the Company are set forth in the Company's most recent filings on

Form 10-K (including without limitation in the "Risk Factors" Section) and Form 10-Q, and in the Company's other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

EBITDA Reconciliation:

This press release contains references to EBITDA, a non-GAAP financial measure that we define as net income (the most directly comparable GAAP financial measure) before interest, taxes, depreciation and amortization. EBITDA, as used and defined in this press release, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

Reconciliations of this financial measure to net income, the most directly comparable GAAP financial measure, are provided in the table below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(in thousands) (unaudited)
Net income	$5,087	$4,856	$8,503	$8,559
Interest expense	2,850	899	4,496	1,710
Income taxes	3,101	2,884	5,195	5,010
Depreciation and amortization	3,355	1,582	5,895	2,905

EBITDA	$14,393	$10,221	$24,089	$18,184